Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

iGATE CORPORATION

(Exact name of issuer as specified in its charter)

Pennsylvania	25-1802235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Commerce Drive

Suite 500

Pittsburgh, Pennsylvania 15275

(Address of Principal Executive Offices) (Zip Code)

iGATE CORPORATION 2006 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Michael J. Zugay

Senior Vice President, Chief Financial Officer and Secretary

iGate Corporation

1000 Commerce Drive

Pittsburgh, Pennsylvania 15275

(412) 506-1131

(Name, address, including zip code, and telephone number of agent for service)

Copies to:

James J. Barnes, Esq.

Robert C. Gallo II, Esq.

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, Pennsylvania 15219

(412) 288-7164

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per share[2]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common Stock, par value $0.01 per share	14,702,793	$5.91	$86,893,507	$9,297.61

[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance under the iGate Corporation 2006 Stock Incentive Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, $0.01 par value per share (the “Common Stock”).
[2]	Pursuant to Rules 457(c) and 457(h) of the Securities Act, the offering price of the shares covered by this Registration Statement is estimated solely for purposes of calculating the registration fee and is based on the average of the reported high and low sale prices for the registrant’s Common Stock in the NASDAQ National Market System on May 31, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by iGate Corporation (the “Company”) with the Commission are incorporated in this Registration Statement by reference and made a part of this Registration Statement:

(a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and

(c) The description of the Common Stock which is contained in the Company’s Form 8-A filed with the Commission on November 19, 1996, together with any amendment or report filed for purposes of updating such description.

In addition, all documents that are subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the filing of the annual report on Form 10-K referred to in paragraph (a) above (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed; except that the information included in any document in response to paragraphs (i), (k) or (l) of Item 402 of Regulation S-K and any document or portion thereof that is furnished to, rather than filed with, the Commission is not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

1. Pennsylvania Business Corporation Law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law, as amended (the “BCL”), provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

2. Indemnification Article. As permitted by BCL Section 1713, Article 9 of the Company’s Second Amended and Restated Articles of Incorporation (the “Articles”) provides that a director of the Company shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under the BCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing shall not eliminate or limit (a) the responsibility or liability of a director pursuant to any criminal statute or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law. The BCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws. BCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. BCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

Additionally, Article 9 of the Company’s Articles provides that the Company will indemnify and hold harmless directors, officers and other individuals of the Company shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another enterprise at the request of the Company.

Article 9 of the Company’s Articles also provides that the Company may purchase and maintain insurance to protect itself and any director, officer, or other representative of the Company entitled to indemnification under Article 9 against any liability asserted against such person and incurred by such person in respect of the service of such person to the Company whether or not the Company would have the power to indemnify such person against such liability under the law.

3. Director and Officer Liability Insurance. The Company maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act. Under the insurance, the Company is entitled to reimbursement for amounts as to which the directors and officers are indemnified under the indemnification provision of the Company’s Articles. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to foregoing Articles indemnification provision.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-7.

Item 9. Undertakings.

(a)	Rule 415 offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 2, 2006.

iGate Corporation

By:	/s/ Michael J. Zugay
Michael J. Zugay
Senior Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sunil Wadhwani and Michael J. Zugay, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2006.

Name	Title

/s/ Sunil Wadhwani Sunil Wadhwani	Co-Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Ashok Trivedi Ashok Trivedi	Co-Chairman of the Board of Directors and President

/s/ Michael J. Zugay Michael J. Zugay	Senior Vice President, Chief Financial Officer and Secretary (Principal Accounting Officer)

/s/ Ed Yourdon Ed Yourdon	Director

/s/ Michel Berty Michel Berty	Director

/s/ J. Gordon Garrett J. Gordon Garrett	Director

/s/ Phaneesh Murthy Phaneesh Murthy	Director

/s/ Goran Lindahl Goran Lindahl	Director

iGATE CORPORATION

EXHIBIT INDEX

Exhibit No.	Document	Filing Method

4.1	Second Amended and Restated Articles of Incorporation.	Filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q, File No. 000-21755, filed on August 14, 2000.

4.2	Amended and Restated Bylaws.	Filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q, File No. 000-21755, filed on August 14, 2000.

5.1	Opinion of Reed Smith LLP regarding the legality of the Common Stock.	Filed herewith.

23.1	Consent of Reed Smith LLP (contained in the Opinion filed as Exhibit 5.1 hereto).	Filed herewith.

23.2	Consent of BDO Seidman LLP.	Filed herewith.

23.3	Consent of PricewaterhouseCoopers LLP.	Filed herewith.

24.1	Power of Attorney, contained on the signature page to this Registration Statement.